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------
FORM 3
------                                          U.S. SECURITIES AND EXCHANGE COMMISSION
                                                        WASHINGTON, DC 20549

                                       INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES


          Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
                        Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

------------------------------------------------------------------------------------------------------------------------------------
1. Name and Address of Reporting Person*  |2. Date of Event Requiring Statement                          |6. If Amendment, Date
                                          |   (Month/Day/Year)                                           |    of Orginal
Colombo         Paul            E.        |   September 17, 2001                                         |    (Month/Day/Year)
---------------------------------------------------------------------------------------------------------|
(Last)        (First)       (Middle)      |3. IRS Identification |4. Issuer Name and Ticker              |
                                          |   Number of          |   or Trading Symbol                   |
4900 Constellation Drive                  |   Reporting Person,  |                                       |
----------------------------------------- |   if an Entity       |   Veeco Instruments, Inc.             |
               (Street)                   |   (voluntary)        |   (VECO)                              |
                                          |                      |---------------------------------------|------------------------
                                          |                      |5. Relationship of Reporting Person(s) |7. Individual or
                                          |                      |    to Issuer (Check all applicable)   |   or Joint/Group Filing
St. Paul,      Minnesota         55127    |                      |           Director    X  10% Owner    |  (Check applicable line)
------------------------------------------|----------------------|     -----           -----             |    X   Form Filed by
(City)          (State)          (Zip)    |                      |           Officer (give title below)  |  ----- One Reporting
                                          |                      |     -----                             |        Person
                                          |                      |           Other (specify below)       |        Form filed by
                                          |                      |     -----                             |  ----- More than one
                                          |                      |                                       |        Reporting Person
------------------------------------------------------------------------------------------------------------------------------------
                                      TABLE I -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
------------------------------------------------------------------------------------------------------------------------------------
1. Title of Security              |  2. Amount of Securities  |  3. Ownership Form: |  4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                     |     Beneficially Owned    |     Direct (D) or   |     (Instr. 5)
                                  |     (Instr. 4)            |     Indirect (I)    |
                                  |                           |     (Instr. 5)      |
----------------------------------|---------------------------|---------------------|-----------------------------------------------
Common Stock                      |     3,440,344             |     D               |
----------------------------------|---------------------------|---------------------|-----------------------------------------------
Common Stock***                   |       246,000             |     D               |
----------------------------------|---------------------------|---------------------|-----------------------------------------------
Common Stock                      |           490             |     I               | Held by Mr. Colombo's minor daughter, Claire
                                  |                           |                     | Colombo.
----------------------------------|---------------------------|---------------------|-----------------------------------------------
                                  |                           |                     |
----------------------------------|---------------------------|---------------------|-----------------------------------------------
                                  |                           |                     |
----------------------------------|---------------------------|---------------------|-----------------------------------------------
                                  |                           |                     |
----------------------------------|---------------------------|---------------------|-----------------------------------------------
                                  |                           |                     |
----------------------------------|---------------------------|---------------------|-----------------------------------------------
                                  |                           |                     |
----------------------------------|---------------------------|---------------------|-----------------------------------------------
                                  |                           |                     |
----------------------------------|---------------------------|---------------------|-----------------------------------------------
                                  |                           |                     |
----------------------------------|---------------------------|---------------------|-----------------------------------------------
                                  |                           |                     |
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

* If the form is filed by more than one reporting person, see Instruction
5(b)(v).

*** Shares are issued in the name of "Paul E. Colombo, as Stockholders'
Representative" but are held in escrow until no later than June 30, 2003, pursuant to an Escrow Agreement, dated as of September 17, 2001, among the issuer, Paul E. Colombo, the Bank of Cherry Creek, N.A. (the Escrow Agent) and
certain shareholders of Applied Epi, Inc.
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FORM 3 (CONTINUED)                      TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED
                                   (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

-----------------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative | 2. Date Exercisable    |  3. Title and Amount of Securities   |4. Conversion  |5. Ownership |6. Nature of
   Security (Instr. 4) |    and Expiration Date |     Underlying Derivative Securities |   or Exercise |   Form of   |   Indirect
                       |    (Month/Day/Year)    |     (Instr. 4)                       |   Price of    |   Derivative|   Beneficial
                       |                        |                                      |   Derivative  |   Security: |   Ownership
                       |                        |                                      |   Security    |   Direct    |   (Instr. 5)
                       |                        |                                      |               |   (D) or    |
                       |------------------------|--------------------------------------|               |   Indirect  |
                       |            |           |                       | Amount or    |               |   (I)       |
                       | Date       | Expiration|                       | Number of    |               |   (Instr. 5)|
                       | Exercisable| Date      |  Title                | Shares       |               |             |
-----------------------|------------|-----------|-----------------------|--------------|---------------|-------------|--------------
Option to Purchase     |            |           |                       |              |               |             |
Common Stock           | 09/17/2001 | 01/02/2011|  Common Stock         | 17,111       |   $0.27       |   D         |
-----------------------|------------|-----------|-----------------------|--------------|---------------|-------------|--------------
Warrant to Purchase    |            |           |                       |              |               |             |
Common Stock           | 09/17/2001 | 02/14/2006|  Common Stock         | 161,423      |   $29.35      |   D         |
-----------------------|------------|-----------|-----------------------|--------------|---------------|-------------|--------------
                       |            |           |                       |              |               |             |
-----------------------|------------|-----------|-----------------------|--------------|---------------|-------------|--------------
                       |            |           |                       |              |               |             |
-----------------------|------------|-----------|-----------------------|--------------|---------------|-------------|--------------
                       |            |           |                       |              |               |             |
-----------------------|------------|-----------|-----------------------|--------------|---------------|-------------|--------------
                       |            |           |                       |              |               |             |
-----------------------|------------|-----------|-----------------------|--------------|---------------|-------------|--------------
                       |            |           |                       |              |               |             |
-----------------------|------------|-----------|-----------------------|--------------|---------------|-------------|--------------
                       |            |           |                       |              |               |             |
-----------------------|------------|-----------|-----------------------|--------------|---------------|-------------|--------------
                       |            |           |                       |              |               |             |
-----------------------|------------|-----------|-----------------------|--------------|---------------|-------------|--------------
                       |            |           |                       |              |               |             |
-----------------------|------------|-----------|-----------------------|--------------|---------------|-------------|--------------
                       |            |           |                       |              |               |             |
-----------------------|------------|-----------|-----------------------|--------------|---------------|-------------|--------------
                       |            |           |                       |              |               |             |
------------------------------------------------------------------------------------------------------------------------------------
Explanation of Responses:

                                                                                           /s/ Paul E. Colombo              9/26/01
                                                                                          --------------------------------  -------
                                                                                          **Signature of Reporting Person    Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).


 Note: File three copies of this Form, one of which must be manually signed.
       If space is insufficient, see Instruction 6 for procedure.


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